Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Staffing 360 Solutions, Inc.

New York, New York

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (Nos. 333-268883, 333-266162, 333-261020, 333-256393, 333-259137 and 333-228448), on Form S-3 (Nos. 333-221281, 333-216666 and 333-231949) and on Form S-8 (Nos. 333-260284 and 333-207265) of Staffing 360 Solutions, Inc. and Subsidiaries (the “Company”), of our report dated May 19, 2023, relating to the consolidated financial statements, which appear in this Annual Report on Form 10-K for the year ended December 31, 2022. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

Uniondale, New York

May 19, 2023